EXHIBIT 99.1

Solitario Announces Appointment of New Director

DENVER, CO – April 20, 2022 - Solitario Zinc Corp. (“Solitario”) (NYSE American: XPL; TSX: SLR) is pleased to announce that the Solitario Board of Directors (the “Board”) has appointed Ms. Debbie Mino-Austin to join the Board of Solitario and she will be added to the slate of Directors to stand for re-election at the forthcoming 2022 annual shareholders’ meeting.

Ms. Mino-Austin worked for more than thirty years with increasing responsibility at Solitario, most recently as Vice-President of Investor Relations, before retiring in 2018. She has a unique understanding of corporate operations and the mining industry in general, the structure and goals of Solitario as well the investment community associated with the junior mining industry. Ms. Mino-Austin currently serves on the board of directors of the Yoakum National Bank in Yoakum, Texas. Ms. Mino-Austin received her B.S. degree magna cum laude from Texas A&M University.

Brian Labadie, Chairman of the Board stated: “The Board believes Ms. Mino-Austin’s experience and knowledge will benefit Solitario and compliment the current Board members’ experience in the areas of exploration geology, mining technology, accounting and administration., We are extremely pleased to have Debbie join the board where she will spearhead the Company’s commitment to addressing ESG issues as the Chair of Solitario’s Health, Safety, Environmental, and Social Responsibility Committee. Solitario recognizes that our stakeholders are increasingly applying these non-financial factors as part of their analysis process in identifying investment opportunities.”

Prior to Ms. Mino-Austin’s appointment, the Board voted to expand the number of Directors from six to seven.

About Solitario

Solitario is a natural resource exploration and development company focused on high-quality Tier-1 gold and zinc projects. The Company is traded on the NYSE American (“XPL”) and on the Toronto Stock Exchange (“SLR”). In addition to its Golden Crest project, Solitario holds 50% joint venture interest (Teck Resources 50%) in the high-grade, open-pittable Lik zinc deposit in Alaska and a 39% joint venture interest (Nexa Resources holds the remaining 61% interest) on the high-grade Florida Canyon zinc project in Peru. Solitario is carried to production through its joint venture arrangement with Nexa. Solitario’s Management and Directors hold approximately 9.3% (excluding options) of the Company’s 62 million shares outstanding. Solitario’s cash balance and marketable securities stand at approximately US$8 million. Additional information about Solitario is available online at www.solitariozinc.com.

Solitario has a long history of committed Environmental, Social and Responsible Governance (“ESG”) of its business. We realize ESG issues are also important to investors, employees and all stakeholders, including communities in which we work. We are pledged to operate our business in a manner that supports environmental and social initiatives and responsible corporate governance.

For More Information Please Contact:

Valerie Kimball Director – Investor Relations (720) 933-1150 (800) 229-6827	Christopher E. Herald President & CEO (303) 534-1030, Ext. 14